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                                   EXHIBIT 11

                   HOLOPAK TECHNOLOGIES, INC. AND SUBSIDIARIES

                    COMPUTATION OF (LOSS) EARNINGS PER SHARE

                                   (UNAUDITED)

                                                 THREE MONTHS                        SIX MONTHS ENDED
                                              ENDED SEPTEMBER 30,                      SEPTEMBER 30,
                                              1998              1997              1998               1997
                                           -----------       -----------       -----------        -----------
Net (Loss) Earnings for Computation
 of Net (Loss) Earnings Per Share          $     1,750       $    82,995       $  (120,252)       $    90,285

Total Common Shares and
     Common  Share Equivalents
     Outstanding                             3,347,689         3,347,689         3,347,689          3,347,689

Earnings (Loss) Per Common Share and
     Common Share Equivalents:

Net (Loss) Income                          $      0.00       $      0.02       $     (0.04)       $      0.03
                                           ===========       ===========       ===========        ===========
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